Exhibit 99.2

Interim Consolidated Financial Statements (Unaudited)
Elite Comfort Solutions Inc. and Subsidiaries
For the quarterly periods ended December 29, 2018 and December 30, 2017

Elite Comfort Solutions Inc. and Subsidiaries

Table of contents

Consolidated financial statements (unaudited):
Balance sheets                                     3
Statements of operations and comprehensive income              4
Statements of shareholder’s equity                          5
Statements of cash flows                              6
Notes to consolidated financial statements                     7-14

Elite Comfort Solutions Inc. and Subsidiaries    3

Consolidated balance sheets
(Unaudited)
(Amounts in thousands)

	December 29, 2018	September 29, 2018

Assets
Current assets:
Cash	$21,162	$10,445
Accounts receivable, net	77,555	76,840
Inventory	55,254	58,722
Other current assets	2,376	1,801
Income tax receivable	1,356	1,696
Total current assets	$157,703	$149,504
Property, plant and equipment, net	71,417	71,655
Intangible assets, net	212,625	215,461
Goodwill	225,628	225,628
Other assets	1,235	1,267
Total assets	$668,608	$663,515
Liabilities and shareholder's equity
Current liabilities:
Accounts payable	$30,717	$38,322
Accrued expenses	22,857	13,295
Deferred compensation	14,549	7,449
Current portion of long-term debt obligations	20,656	20,656
Total current liabilities	$88,779	$79,722
Long-term liabilities:
Long-term debt obligations, net of deferred financing fees	355,030	354,302
Revolving Credit Facility	—	6,000
Deferred tax liabilities	24,542	24,542
Total liabilities	$468,351	$464,566
Commitments and contingencies (Note 15)
Shareholder's equity	200,257	198,949
Total liabilities and shareholder's equity	$668,608	$663,515

The accompanying notes are an integral part of these consolidated financial statements.

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Consolidated statements of operations and comprehensive income
(Unaudited)
(Amounts in thousands)

For the three months ended December 29, 2018 and December 30, 2017	2018	2017
Net sales	$148,629	$156,379
Cost of sales	117,634	130,234
Gross profit	30,995	26,145
Selling, general and administrative	18,534	13,436
Income from operations	$12,461	$12,709
Other expense:
Interest	10,343	9,919
Other income, net	78	60
Total other expenses, net	$10,421	$9,979
Income before income taxes	2,040	2,730
Provision (benefit) for income taxes	732	(8,466)
Net income	$1,308	$11,196
Other comprehensive income	—	—
Comprehensive income	$1,308	$11,196

The accompanying notes are an integral part of these consolidated financial statements.

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Consolidated statements of shareholder’s equity
(Unaudited)
(Amounts in thousands, except for shares information)

		Capital
	Common	Contributed In	Accumulated	Comprehensive	Shareholder's
	Stock Shares	Excess of Par	Deficit	Income	Equity

Balance, September 30, 2017	100	$224,620	$(52,657)	—	$171,963
Net income	—	—	11,196	—	11,196
Balance, December 30, 2017	100	$224,620	$(41,461)	—	$183,159

Balance, September 29, 2018	100	$224,620	$(25,671)	—	$198,949
Net income	—	—	1,308	—	1,308
Balance, December 29, 2018	100	$224,620	$(24,363)	—	$200,257

The accompanying notes are an integral part of these consolidated financial statements.

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Consolidated statements of cash flows
(Unaudited)
(Amounts in thousands)

For the three months ended December 29, 2018 and December 30, 2017	2018	2017

Cash flows from operating activities:
Net income	$1,308	$11,196
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	4,733	4,347
Amortization of deferred financing costs	728	758
Loss on sale of property, plant and equipment	—	26
Increase in allowance for uncollectible accounts	(130)	(14)
Deferred compensation	7,100	1,614
Deferred income tax provision	—	(9,105)
Changes in operating assets and liabilities:
Accounts receivable	(585)	(4,970)
Inventory	3,468	(2,113)
Other current assets	(575)	(229)
Other non-current assets	32	76
Income tax receivable	340	660
Accounts payable	(7,605)	2,430
Accrued expenses	9,562	1,066
Net cash provided by operating activities	$18,376	$5,742
Cash flows from investing activities:
Purchase of property, plant and equipment	$(1,664)	$(2,943)
Proceeds from sale of property, plant and equipment	5	5
Net cash used in investing activities	$(1,659)	$(2,938)
Cash flows from financing activities:
Payments on Term Loan	$—	$(4,131)
Payments of Revolving Credit Facility	(6,000)	—
Net cash used in financing activities	$(6,000)	$(4,131)
Net increase (decrease) in cash	10,717	(1,327)
Cash, beginning of period	10,445	6,938
Cash, end of period	$21,162	$5,611
Supplemental disclosure of non-cash flow information:
Cash paid (received) during the quarter for:
Interest	2,642	9,158
Taxes	392	(20)

The accompanying notes are an integral part of these consolidated financial statements.

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Notes to Consolidated Financial Statements
(Unaudited)

1	Basis of Presentation

Elite Comfort Solutions, Inc. (Elite or the Company) is a leading developer and manufacturer of specialty foam and additives technology for the bedding and home furnishings industry. The Company is comprised of 16 facilities in the United States and has approximately 1000 employees.

The accompanying unaudited Consolidated Financial Statements of Elite Comfort Solutions, Inc. include all adjustments, which are, in the opinion of management, necessary for the fair presentation of the results of operations and financial position. Certain information and footnote disclosures normally included in financial statements prepared in conformity with accounting principles generally accepted in the United States of America (GAAP) have been condensed or omitted pursuant to ASC topic 270, Interim Reporting. Results of operations for interim periods may not be indicative of future results. The unaudited Consolidated Financial Statements should be read in conjunction with our audited Consolidated Financial Statements. The September 29, 2018 balance sheet and certain footnote information related to the September 29, 2018 balance sheet were derived from the previously audited financial statements.

2Significant Accounting Policies
As of December 29, 2018, there were no changes in the nature of our significant accounting policies or the application of those policies from those reported in our audited Consolidated Financial Statements for the year ended September 29, 2018.
Accounting Period
The Company’s three months ended December 29, 2018, and December 30, 2017, represent 13-week periods, respectively.
Recently Adopted Financial Pronouncements
In July 2015, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2015-11, “Simplifying the Measurement of Inventory,” which changed the measurement principle for inventory from the lower of cost or market to lower of cost and net realizable value. ASU No. 2015-11 was effective for fiscal years and interim periods within those fiscal years, beginning after December 15, 2016. As a result, we adopted ASU No. 2015-11 in the first quarter of fiscal 2018 and the adoption of this guidance did not have a significant impact on our consolidated financial statements.
Recently Issued Accounting Pronouncements
In May 2014, the FASB issued ASU No. 2014-09, as amended, Revenue from Contracts with Customers (Topic 606). The amendments in this ASU are intended to enhance the comparability of revenue recognition practices and will be applied to all contracts with customers. Improved disclosures related to the nature, amount, timing, and uncertainty of revenue that is recognized are requirements under the amended guidance. The new revenue standard will be effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018 for nonpublic entities. We are therefore required to apply the new revenue guidance in our fiscal 2020 annual financial statements. This ASU can be adopted either retrospectively or as a cumulative-effect adjustment as of the date of adoption. We are currently assessing the impact that this guidance will have on our consolidated financial statements.
In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842), which increases transparency and comparability among companies accounting for lease transactions. The most significant change of this

Elite Comfort Solutions Inc. and Subsidiaries    8
Notes to Consolidated Financial Statements
(Unaudited)

update will require the recognition of lease assets and liabilities on the balance sheet for operating lease arrangements with lease terms greater than twelve months for lessees. This update will require a modified retrospective application which includes a number of optional practical expedients related to the identification and classification of leases commenced before the effective date. This ASU is effective for fiscal years and interim periods within those fiscal years, beginning after December 15, 2019 for nonpublic entities. We are therefore required to apply this guidance in our fiscal 2021 interim and annual financial statements. We are currently assessing the impact that this guidance will have on our consolidated financial statements.
There are no other new accounting pronouncements that are expected to have a significant impact on our unaudited consolidated financial statements.

3	Accounts Receivable
Accounts receivable are stated net of allowances for doubtful accounts of $646 and $776 at December 29, 2018 and September 29, 2018, respectively. Bad debt expense (recovery) was $97 and ($244) for the three months ended December 29, 2018 and December 30, 2017, respectively.

4	Inventory
Inventory at December 29, 2018 and September 29, 2018 consisted of the following:

	December 29, 2018	September 29, 2018

Raw Materials	$28,247	$35,147
Work in Process	1,825	2,673
Finished Goods	25,182	20,902
Inventories	$55,254	$58,722

5    Other Current Assets
Other current assets at December 29, 2018 and September 29, 2018 consisted of the following:

	December 29, 2018	September 29, 2018

Prepaid Expense	$2,220	$1,574
Other Receivables	156	156
Other	—	71
Other Current Assets	$2,376	$1,801

Elite Comfort Solutions Inc. and Subsidiaries    9
Notes to Consolidated Financial Statements
(Unaudited)

6    Property, Plant and Equipment
Property, plant and equipment at December 29, 2018 and September 29, 2018 consisted of the following:

	December 29, 2018	September 29, 2018

Land	$587	$587
Buildings and Improvements	25,447	25,346
Machinery and Equipment	50,930	50,564
Furniture, Office and Other Equipment	7,583	7,611
Construction in Progress	2,928	1,708
	$87,475	$85,816
Accumulated Depreciation	(16,058)	(14,161)
Property, Plant and Equipment - net	$71,417	$71,655

Depreciation of property, plant and equipment was $1,897 and $1,489 for the three months ended December 29, 2018 and December 30, 2017, respectively.
7    Goodwill and Intangible Assets, net
Goodwill and Intangible assets at December 29, 2018 and September 29, 2018 consisted of the following:

	December 29, 2018	September 29, 2018

Goodwill	$225,628	$225,628

Amortizable Assets - gross:
Tradenames	$21,300	$21,300
Customer Relationships	196,400	196,400
Noncompete Agreements	11,540	11,540
Internally Developed Technology	16,300	16,300
Total Amortizable Assets, gross	$245,540	$245,540
Accumulated Amortization - Tradenames	(4,143)	(3,788)
Accumulated Amortization - Customer Relationships	(19,787)	(18,088)
Accumulated Amortization - Noncompete Agreements	(6,574)	(5,997)
Accumulated Amortization - Internally Developed Technology	(2,411)	(2,206)
Amortizable Assets, net	$212,625	$215,461
Amortization of intangible assets was $2,836 and $2,858 for the periods ended December 29, 2018 and December 30, 2017, respectively.

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Notes to Consolidated Financial Statements
(Unaudited)

Future estimated amortization expense for the next five years and thereafter is as follows:

For the year ended:

Remaining 2019	$8,594
FY 2020	11,430
FY 2021	10,048
FY 2022	9,122
FY 2023	9,122
Thereafter	164,309
$212,625
8    Long-term Debt
Long-term debt as of December 29, 2018 and September 29, 2018 consisted of the following:

	December 29, 2018	September 29, 2018

Revolving Credit Facility (Total line amount of $25,000)	$—	$6,000
Term Loan	300,360	300,360
Promissory Notes	81,100	81,100
	$381,460	$387,460
Less - Deferred Financing Costs	(5,774)	(6,502)
Net Long-Term Debt	$375,686	$380,958
Less - Current Portion	(20,656)	(20,656)
Net Long-Term Debt	$355,030	$360,302

Scheduled principal payments of long-term debt are as follows:

For the year ended:

Remaining 2019	$20,656
FY 2020	28,919
FY 2021	331,885
$381,460

Long-Term Debt
In connection with the acquisitions of PCT and Pacific Urethanes on January 15, 2016, the Company entered into a Credit Agreement which included a $145,000 Term Loan and a $20,000 Revolving Credit Facility with a maturity date of January 15, 2021.
In connection with the acquisition of Elite Foam on February 29, 2016, the Company entered into an Amended and Restated Credit Agreement which increased the Term loan amount to $205,000. The Revolving Credit Facility remained unchanged.
In connection with the acquisition of ECS LLC on April 15, 2016, the Company entered into the Second Amended and Restated Credit Agreement which increased the amount borrowed under the Term Loan to $263,000, added a $62,000 Note Purchase Agreement subordinate to the Term Loan with a maturity date of January 15, 2021, and increased the availability on the Revolving Credit Facility to $25,000.

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Notes to Consolidated Financial Statements
(Unaudited)

On December 21, 2016 the Company borrowed an additional $86,600 by entering into the Third Amended and Restated Credit Facility for an additional $67,500 and by entering into the First Amendment to the Note Purchase Agreement for an additional $19,100 for the purposes of providing members with a partial return of capital.
At December 29, 2018 and September 29, 2018, the Company had $25,000 and $19,000, respectively available under the $25,000 Revolving Credit Facility.
In connection with the Third Amended and Restated Credit Facility, the Company had a restricted delayed draw Credit Facility of $22,500. The facility expired on December 31, 2017 with no funds drawn.
The interest rate on the Term Loan and Revolving Credit Facility is variable based on an index rate of LIBOR plus an applicable margin. The interest rate on the Term Loan was 8.89% and 8.83% at December 29, 2018 and September 29, 2018, respectively. The interest rate on the Revolving Credit Facility was 8.58% at September 29, 2018.
The interest rate on the Note Purchase Agreement is fixed at 12.5% at December 29, 2018 and September 29, 2018.
The Term Loan and Revolving Credit Facility are collateralized by substantially all the assets of the Company and include covenants that define maximum total leverage ratios. The Note Purchase Agreement is collateralized by substantially all the assets of the Company and include covenants that define total leverage ratios and minimum fixed charge coverage ratios. The Company was in compliance with all financial covenants for the three months ending December 29, 2018 and September 29, 2018. The Note Purchase Agreement is subordinate to the Term Loan and Revolving Credit Facility.

Deferred Financing Costs
The Company capitalized costs related to the Term Loan and the Note Purchase Agreement and is amortizing these costs over the life of the related debt.
At September 29, 2018, the Company had gross deferred financing costs of $13,461 and accumulated amortization of $6,959.
At December 29, 2018, the Company had gross deferred financing costs of $13,461 and accumulated amortization of $7,687.
Amortization expense was $728 and $758 for the periods ended December 29, 2018 and December 30, 2017, respectively.
Estimated amortization for the next three years and thereafter is summarized as follows:

For the year ended:

Remaining 2019	$2,111
FY 2020	2,667
FY 2021	996
$5,774

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Notes to Consolidated Financial Statements
(Unaudited)

9    Income Taxes
The effective tax rate for the periods ended December 29, 2018 and December 30, 2017 was 35.88% and (310.00)%, respectively. The rate for the period ended December 29, 2018 differs from the statutory federal tax rate of 21.00% because of state income taxes and non-deductible expenses. The rate for the period ended December 30, 2017 differs from the fiscal year blended statutory tax rate of 24.50%, which applied for the year of transition to the new tax law discussed below, because of state income taxes, non-deductible expenses, and the revaluation of deferred income taxes using the new 21.00% tax rate.
On December 22, 2017, the Tax Cuts and Jobs Act (“the Act”) was enacted, which included a reduction in the federal corporate income tax rate from 35.00% to a blended 24.5% for fiscal 2018, and 21.00% for fiscal 2019 and beyond. The Act included several other provisions that may impact the company, including the potential limitation on interest deductions and net operating loss carryforwards, and the repeal of the corporate alternative minimum tax (AMT) and domestic production activities deduction. The new tax rate and the repeal of the AMT was effective January 1, 2018, while most other provisions were effective for years beginning after December 31, 2017.
The changes noted above had a material impact on the financial statements. For the period ended December 31, 2017, the Company’s net deferred tax liability was re-measured based upon the new 21.00% tax rate, resulting in a tax benefit of approximately $10 million.
The Company recognizes interest and penalties related to tax deficiencies and uncertain tax positions as income tax expense in the consolidated statements of operations and comprehensive income. As of December 29, 2018, and December 30, 2017, there were no uncertain tax positions recorded. The tax years ended September 29, 2018 and September 30, 2017 and 2016 are still open for examination by the federal and state tax authorities.
10    Shareholder’s Equity
Common Stock
The Company is authorized to issue one class of stock, designated “Common Stock”, with a par value of $.01 per share. The total number of Common Stock that the Company has issued and outstanding are 100 shares. ECS, LP owns all of the Company’s shares and all dividends are paid directly to the limited partnership. The distribution of dividends or property would be governed by the terms of ECS, LP’s second Amended and Restated LP Agreement.

Dividends
No dividends were accrued or paid in the three months ended on December 29, 2018 and December 30, 2017.
11    Profit Interest Units
The Company maintains a Profit Interest Plan (Plan) in which the Company can issue Class C units of its parent company, ECS LP. Under the Plan, the amount of issued Class C units cannot exceed 10% of the total member units outstanding. The total number of authorized Class C units as of December 29, 2018 and September 29, 2018 is 24,958,000. The Class C units vest over a five-year period based on time and performance vesting criteria. Half of the units vest pro-rata over the five-year period under the time vesting component and half of the units vest over the five-year period based upon reaching annual performance targets. The Company has 18,369,088 and 18,369,088 Class C units issued and outstanding as of December 29, 2018 and September 29, 2018, respectively. A total of 5,340,683 and 4,896,093 were vested as of December 29, 2018 and September 29, 2018, respectively. Class C unit holders do not have voting rights.

Elite Comfort Solutions Inc. and Subsidiaries    13
Notes to Consolidated Financial Statements
(Unaudited)

The total amount of compensation expense to be recognized over the vesting period for these units is approximately $50,093, of which $7,100 and $1,614 is recognized for the three months ended December 29, 2018 and December 30, 2017, respectively, and is recorded in selling, general and administrative expenses in the consolidated statements of operations and comprehensive income. The Company determines the fair value of these shares at our fiscal year end at September 29, 2018, however, due to the change in control (Note 16), the company updated the fair value to the enterprise sales price at December 29, 2018. The fair values are $2.72 and $.73 as of December 29, 2018 and December 30, 2017. Due to the change in control, (Note 16), the units became fully vested on January 15, 2019. Liabilities of $14,549 and $7,449 are recorded in deferred compensation within current liabilities in the consolidated balance sheets as of December 29, 2018 and September 29, 2018, respectively.

12 Fair Value of Financial Instruments
The Company considers the carrying value of cash, accounts receivable, other current assets, accounts payable and accrued expenses to approximate their fair values due to the relatively short maturity of the respective instruments. Long-term debt and revolving credit facility are not traded; hence it is impracticable to estimate a fair value of these instruments beyond the carrying face value of the instruments.
13    Employee Retirement Plans
Defined Contribution Plans
At December 29, 2018, ECS LLC maintains a defined contribution retirement savings plan (401(k) plan), covering all eligible employees of ECS Inc. and its subsidiaries. Under the 401(k) plan, the Company contributes a matching contribution of 100% of the first 3% and 50% of the 4th and 5th% of participating employees’ compensation.  The matching contribution expense paid was $162 and $89 for the three months ended December 29, 2018 and December 30, 2017.
At December 30, 2017, in addition to the ECS LLC 401(k) plan, the Company maintained three defined contribution 401(k) plans, covering all eligible employees as detailed below. Each of these plans were closed and combined with the ECS LLC plan on January 1, 2018.
Under the Peterson Chemical 401(k) Plan, the Company contributed a matching contribution of 100% of the first 3% and 50% of the 4th and 5th% of participating employees’ compensation.  The matching contribution expense paid was $10 at December 30, 2017.
Under the Elite Foam 401(k) Plan beginning January 1, 2017, the Company contributed a matching contribution of 100% of the first 3% and 50% of the 4th and 5th% of participating employees’ compensation.  Prior to January 1, 2017, matching contributions were allowed but not made. The matching contribution expense was $14 for the three months ended December 30, 2017.
Under the Pacific Urethanes 401(k) Plan, the Company contributed a matching contribution of 100% of the first 3% and 50% of the 4th and 5th% of participating employees’ compensation.  The matching contribution expense paid was $11 for the three months ended December 30, 2017.

14	Related-party Transactions
The Company pays a quarterly management fee to its majority owner based on results of operations. The Company expensed $201 and $201 of management fees for the three months ended December 29, 2018 and December 30, 2017, respectively, which is included with selling, general and administrative expenses on the consolidated statements of operations and comprehensive income.

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Notes to Consolidated Financial Statements
(Unaudited)

15    Commitments and Contingencies
Operating Leases

The Company has facility and equipment leases expiring at various dates through September 2024. Some of the agreements require the Company to pay certain operating and other expenses. Also, the leases provide for increases in future minimum rental payments based on various factors including prevailing lease rates in the local real estate markets.
Future minimum lease payments required under these non-cancelable operating lease agreements are as follows:

For the year ended:

Remaining 2019	$4,019
FY 2020	4,536
FY 2021	3,784
FY 2022	2,673
FY 2023	1,477
$16,489
Total lease expense was $1,712 and $1,470 for the three months ended December 29, 2018 and December 30, 2017, respectively and is included within cost of sales on the statements of operations and comprehensive income.
Litigation
The Company is subject to routine litigation incidental to its business. Management does not believe the results of any pending legal proceedings will have a materially adverse effect on the Company’s financial position or results of operations and comprehensive income.
16    Subsequent Events
The Company has evaluated subsequent events through February 8, 2019, the date these unaudited consolidated financial statements were available to be issued.
On November 6, 2018, the Company reached a definitive agreement to sell 100% of the stock of ECS Inc. to Leggett & Platt Inc. (L&P) for $1.25 billion in cash.  The transaction was approved by the boards of directors of L&P and ECS, and the transaction closed on January 16, 2019. No transactions have been recorded as a result of this subsequent event.
All subsequent events requiring recognition or disclosure have been incorporated into these consolidated financial statements.